Exhibit 4.96

(This Agreement is prepared with reference to the “Model Form” issued by the State Electricity Regulatory Commission)	No. 2009-003

Grid Connection and Dispatching Agreement

For

Zhougongyuan Cascade II

Hydropower Station

Executed in 2009

CONTENTS

CHAPTER I	DEFINITIONS AND INTERPRETATIONS	4
CHAPTER II	REPRESENTATIONS BY THE PARTIES	9
CHAPTER III	OBLIGATIONS OF THE PARTIES	10
CHAPTER IV	CONDITIONS FOR GRID CONNECTION	13
CHAPTER V	APPLICATION AND ACCEPTANCE FOR GRID CONNECTION	15
CHAPTER VI	GRID CONNECTION AND DISPATCHING DURING THE COMMISSIONING PERIOD	19
CHAPTER VII	OPERATION UNDER DISPATCHING	21
CHAPTER VIII	POWER GENERATION SCHEDULE	23
CHAPTER IX	EQUIPMENT OVERHAUL AND MAINTENANCE	25
CHAPTER X	RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES	28
CHAPTER XI	DISPATCHING AUTOMATION	32
CHAPTER XII	DISPATCHING COMMUNICATION	34
CHAPTER XIII	ACCIDENT DISPOSAL AND INVESTIGATION	36
CHAPTER XIV	FORCE MAJEURE	38
CHAPTER XV	LIABILITIES FOR BREACH OF CONTRACT	40
CHAPTER XVI	EFFECTIVENESS AND VALID TERM	44
CHAPTER XVII	ALTERATION, ASSIGNMENT AND TERMINATION OF THIS AGREEMENT	45
CHAPTER XVIII	DISPUTE RESOLUTION	46
CHAPTER XIX	APPLICABLE LAW	46
CHAPTER XX	MISCELLANEOUS	46
SPECIAL PROVISIONS		51
APPENDIX I:	DIAGRAM FOR GRID CONNECTION POINTS	54
APPENDIX II:	TECHNICAL PARAMETERS FOR THE POWER PLANT	54
APPENDIX III:	DIVISION OF DISPATCHING RANGE OF POWER PLANT EQUIPMENTS	56

(Agreement Number: 2009-003)

Grid Connection and Dispatching Agreement

This Grid Connection and Dispatching Agreement (hereinafter referred to as this “Agreement”) is executed by and between the following two Parties:

Party A: Lishui Electric Power Industry Bureau, a power grid operation enterprise registered and established with the Administration for Industrial and Commercial of Zhejiang Province, which has procured the Power Transmission Permit [3] ( Permit No.: Zhe Bing 010) issued by the Electricity Regulatory Commission/Bureau [2] for power Transmission business, with the tax registration number of 332501848862337, its registered address at No. 699, Zhongdong Road, Lishui City, and the legal representative of which is Du Xiao Ping.

Party B: Suichang County Jiulongshan Hydroelectric Development Co., Ltd., a power generation enterprise with the legal entity status, which was registered and established with the Administration for Industrial and Commercial of Suichang County, with the permit number of 331123000001318, the tax registration number of 331123733830933, its registered address at Huangshayao Township, Suichang County, and the legal representative of which is John D. Kuhns.

WHEREAS:

(1)

Party A is currently operating and managing a power grid which is suitable for the operation of power plants, and agrees that the Power Plant of Party B could be connected to the power grid pursuant to the provisions of this Agreement;

(2)

Party B is owning/constructing, managing and operating/will manage and operate a Hydropower Generation Plant (hereinafter referred to as the “Power Plant”) with a total installed capacity of 12.6 MW and the installed capacity for Cascade II Hydropower Station of 2×6.3 MW in Zhougongyuan Cascade II Hydropower Station, and agrees to connect the Power Plant to the power grid of Party A pursuant to the provisions of this Agreement.

In order to ensure the safety, high quality and economic operation of the electric power system, regulate the dispatching of power grids and grid-connected operations, and protect the legal rights and interests of both Parties, on the principle of equality, free will and good faith, both Parties hereto have entered into this Agreement through consultations in accordance with the Electric Power Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Administration Regulations on the Dispatching of Power Grids and other relevant laws and regulations of the People’s Republic of China.

CHAPTER I DEFINITIONS AND INTERPRETATIONS

1.1	Unless otherwise required by the context, the following terms used in this Agreement shall have the meanings set forth as follows:

1.1.1

“Power Dispatching Agency” refers to Lishui Electric Power Dispatch & Communication Center, an agency in charge of organizing, commanding, instructing and coordinating the operation of the electric power system pursuant to applicable laws, which is subordinate to Party A.

1.1.2

“Power Plant” refers to the power generation facilities with all auxiliary facilities stretching to the property demarcation point of the Hydropower Generation Plant with the total installed capacity of 12.6 MW, and the installed capacity for Cascade II Hydropower Station of 2×6.3 MW (there are two (2) units, respectively with the capacity of 6.3 MW for No. 1 unit and 6.3 MW for No. 2 unit, the detailed technical parameters please refer to Appendix II) [5], which is owned/constructed, managed and operated/ will be managed and operated by Party B and located in Huangshayao Township, Suichang County.

1.1.3	“Connection Points” refer to the interconnection points between the Power Plant and the power grid (please refer to Appendix I).

1.1.4	“Initial Connection Date” refers to the first day on which the Power Plant (units) is (are) connected to the power grid.

1.1.5	“Connection Application” refers to the written application document submitted by Party B to Party A requesting for connecting its Power Plant (units) to the power grid.

1.1.6	“Connection Method” refers to the connection way of connecting the primary system of the Power Plant (units) to the power grid.

1.1.7	“AGC” refers to Automatic Generation Control.

1.1.8	“AVC” refers to Automatic Voltage Control.

1.1.9	“RTU” refers to Remote Terminal Unit.

1.1.10

“Disconnection” specially refers to under this Agreement the interruption of electric connection between the power grid and the power generation equipments which are connected to the power grid for operating.

1.1.11	“Special Operation Mode” refers to the operation arrangement of taking unusual connection mode for the Power Plant or the power grid due to certain needs.

1.1.12	“Unit Available Capacity” refers to the output of the units modified at any time due to the restrictions of equipment conditions [6].

1.1.13

“Planned Outage” refers to the status of the units of Power Plant during the planned overhaul and reserve periods, including the general overhaul, the maintenance, the general service system planned overhaul, and the holiday repairing, the elimination of defects during off-break period and the shutdown reserve required by the Power Dispatching Agency, etc.

1.1.14

“Unplanned Outage” refers to the unavailable status of the units of the Power Plant other than Planned Outage. Based on the urgency of the needs of outage, the Unplanned Outage can be classified into five categories: (1) immediate outage; (2) the outage which could be delayed for a short while but the units must exit within six hours; (3) the outage which could be postponed over six hours but the units must exit within seventy-two hours; (4) the outage which could be deferred over seventy-two hours but the units must exit before the next Planned Outage; and (5) the prolonged outage which is beyond the period of the Planned Outage.

1.1.15	“Forced Outage” refers to the Categories 1, 2 and 3 of Unplanned Outage set forth in Clause 1.1.14.

1.1.16	“Equivalent Unit Derated Hours” refers to the outage hours which are converted from derated hours and calculated by the maximum capacity on the nameplate.

1.1.17	“Equivalent Unplanned Outage Hours” refers to the sum of Unplanned Outage hours and unplanned Equivalent Unit Derated Hours.

1.1.18

“Annual Allowable Planned Outage Hours” refers to the annual allowable hours for Planned Outage [8] within any given year for the units classified by the same type on the same grid [7] which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s generation units after being connected to the power grid. The Annual Allowable Planned Outage Hours for the units can be classified into the Annual Allowable Planned Outage Hours for general overhaul years and the Annual Allowable Planned Outage Hours for the years without general overhaul.

1.1.19

“Annual Allowable Equivalent Unplanned Outage Hours” refers to the annual allowable hours for equivalent Unplanned Outage [9] within any given year for the units classified by the same type on the same grid which have been determined by both Parties according to the recommendations of equipment manufacturers and the operating conditions of the Power Plant’s generation units after being connected to the power grid. In this Agreement, it only refers to the Unplanned Outage caused by Party B’s Reason. The Annual Allowable Equivalent Unplanned Outage Hours for the units can be classified into the Annual Allowable Equivalent Unplanned Outage Hours for general overhaul years and the Annual Allowable Equivalent Unplanned Outage Hours for the years without general overhaul.

1.1.20

“Daily Power Generation Dispatching Plan Curve” refers to the curve worked out by the Power Dispatching Agency on a daily basis to determine the power generation output of the Power Plant for each period of time of the next day.

1.1.21

“Emergencies” refer to the major accidents occurred to the power generation or power supply facilities within the electric power system, including the grid frequency or electric voltage exceeds the prescribed limit, the loading of the transmission and transformation facilities is over the regulated value, the power of trunk circuit exceeds the specified stability limitation and other operating conditions which threaten the grid operation safety, may destroy the grid stability and eventually lead to the grid collapse or even vast area power cut.

1.1.22

“Dispatching Code for Electric Power System” [10] refers to the code formulated in accordance with the Administration Regulations on the Dispatching of Power Grids, the national standards and the electric power industry standards, which regulates the dispatching and operation of the electric power system within local area.

1.1.23

“Party A’s Reason” refers to the requirements of Party A or liabilities attributed to Party A, including the liabilities which should be born by Party A for the enlargement of accident range due to Party A’s failure to perform relevant national regulations and standards, etc.

1.1.24

“Party B’s Reason” refers to the requirements of Party B or liabilities attributed to Party B, including the liabilities which should be born by Party B for the enlargement of accident range due to Party B’s failure to perform relevant national regulations and standards, etc.

1.1.25

“Power Purchase and Sale Contract” refers to the contract entered into by and between Party A and Party B regarding the purchase and sale of the electricity output generated by the Power Plant and other relevant commercial issues.

1.1.26

“Force Majeure” refers to the objective events which are unforeseen, unavoidable and insurmountable, including volcano eruptions, tornados, tsunamis, snowstorms, mudslide, landslide, flood, fire, water inflows failing to meet the designed standards, earthquakes, typhoons, thunder and lightening and fog flash, etc. which exceed the designed standards, and nuclear radiation, wars, plagues and riots, etc. [11]

1.2	Interpretations

1.2.1	All headings hereof are only for the convenience of reading and shall not affect the interpretations of this Agreement in any way.

1.2.2	The Appendices hereto shall have the same legal effect as this Agreement.

1.2.3	Unless otherwise agreed by the Parties, this Agreement shall have binding force on the lawful successors or assignees of any Party.

1.2.4	Unless otherwise required by the context, the year, month and day mentioned in this Agreement shall be the year, month and day in Gregorian calendar.

1.2.5	The words “Include”, “Includes” or “Including” herein shall mean “including without limitation”.

1.2.6	All numbers and terms mentioned in this Agreement shall include the given number.

CHAPTER II REPRESENTATIONS BY THE PARTIES

Any Party hereby represents to the other Party that:

2.1	It is an enterprise that has been duly established and validly and legally in existence in accordance with law, and has the full right to enter into and the ability to perform this Agreement.

2.2

All procedures required for entering into and performing this Agreement (including procuring requisite governmental approvals, business license and power business permit, etc.) have been accomplished and are legal and valid.

2.3

When entering into this Agreement, no judgments, verdicts, awards or specific administrative acts have been carried out by any courts, arbitration institutes, administrative organs or other regulatory bodies that will have material adverse effect on its performance of this Agreement.

2.4

All internal authorization procedures required for executing this Agreement have been accomplished and this Agreement is signed by its legal representative or authorized proxy. This Agreement shall have binding force on both Parties to this Agreement after it comes into effect.

CHAPTER III OBLIGATIONS OF THE PARTIES

3.1	The obligations of Party A shall include the following:

3.1.1

Abiding by the national laws and regulations, the national standards and electric power industry standards, for the purpose of maintaining the safety, high quality and economic operation of the electric power system, and according to the Power Plant’s technical characteristics and codes and specifications of the electric power system, to carry out unified dispatching of Power Plant (the dispatching range please refer to Appendix III) on the principle of publicity, fairness and justice.

3.1.2

Responsible for the operation management, overhaul and maintenance and technological transformation for relevant equipments and facilities of the power grid, to meet the needs of normal operations of the Power Plant.

3.1.3

Based on the anticipated objective of electricity generation output released by relevant authorities, according to the regulations of the Power Purchase and Sale Contract, and considering the actual operating conditions of the power grid, to timely work out and deliver to Party B the monthly power generation plan, the Daily Power Generation Dispatching Plan Curve and the reactive output curve (or voltage curve)

on schedule.

3.1.4	To reasonably arrange the overhaul for the facilities of the Power Plant.

3.1.5

To support and cooperate with Party B to carry out technological transformations or parameter adjustments of relevant facilities; to instruct and coordinate the dispatching and operation management of Party B related to the power grid; to provide Party B with instruction and coordination and requisite technical support for relevant professions and operations in connection with the grid operation safety, such as electric facilities, relay protection and automatic safety devices, excitation system (including PSS), AGC and speed governor system, electric power metering system, electric power dispatching communication and dispatching automation, etc.

3.1.6

According to relevant regulations, to inform Party B of the information related to Party B concerning the major defects of facilities of the power grid and the power transmission ability relating to the Power Plant in a timely fashion, and to regularly disclose to Party B with the electric power dispatching information related to Party B.

3.1.7

In accordance with the operation requirements of the electric power system and the characteristics of the facilities of Party B, to modify relevant codes and specifications pursuant to procedures in a timely fashion.

3.1.8

To take measures to prevent the accidents which could affect the safety operation of the electric power system; to regularly carry out special and professional safety inspections concerning the grid safety, and formulate counter measures against accidents subject to the needs. Subject to the authorization by the power regulatory agency, the Power Dispatching Agency shall formulate a plan for the grid-plant joint anti-accident exercise and be responsible for implementing such plan.

3.1.9	To assist Party B in respect of investigations on accidents.

3.2	The obligations of Party B shall include the following:

3.2.1

Abiding by the national laws and regulations, the national standards and electric power industry standards, to comply with the unified dispatching by the Power Dispatching Agency, and reasonably organize the operation of the Power Plant for the purpose of maintaining the safety, high quality and economic operation of the electric power system.

3.2.2

To organize the real time operation of the Power Plant according to the dispatching instructions of the Power Dispatching Agency, and participate in the peak regulation, frequency modulation, voltage regulation and backup of the electric power system.

3.2.3

According to the requirements of the Power Dispatching Agency, to provide proposals concerning the equipment overhaul plans for the Power Plant and to implement the approved overhaul plans and organize the overhaul and maintenance of facilities.

3.2.4	To accept the professional instructions and coordination provided by Party A pursuant to Clause 3.1.5; and to assign relevant technical and overhaul management staff to assist Party A.

3.2.5

To carry out technological transformations or parameter adjustments for the facilities according to the needs in a timely fashion, and file such transformations or adjustments with Party A (in case of involving grid safety, the consent from Party A must be procured).

3.2.6

According to relevant regulations, to provide to Party A with the operating conditions for the facilities of the Power Plant and the production information, including fuel and water resources, etc in a timely, accurate, objective and complete fashion.

3.2.7	To formulate field operation codes consistent with the electric power system codes and specifications of Party A, and file such codes with Party A.

3.2.8

To take measures to prevent accidents that may affect the operation safety of the electric power system; to assist Party A in carrying out regular special and professional safety inspections relating to the grid safety, and implement the precautionary measures proposed during the inspections; in case of any specific counter measures against accidents or other safety requirements for the electric power system raised by the Power Dispatching Agency, to implement and maintain the operations according to the requirements; to file relevant documents of safety measures with the Power Dispatching Agency; and to participate in the joint anti-accident exercise organized by the Power Dispatching Agency..

3.2.9	To assist Party A in respect of the investigations on accidents.

CHAPTER IV CONDITIONS FOR GRID CONNECTION

4.1

The primary and secondary equipments of Party B shall conform to the national and electric power industry standards, and other relevant regulations[12], shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and shall pass the acceptance according to the infrastructure construction procedures of the State; the normal operation mode for grid connection has been defined, relevant parameters have been adjusted as compatible, equipment settings have been set as required, and all conditions for being connected to the power grid of Party A and available for the unified dispatching of the Power Dispatching Agency are ready.

4.2	The relay protection and automatic safety devices (including the excitation system and speed regulation system) of the Power Plant shall conform to the national and electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, shall pass the acceptance according to the infrastructure construction procedures of the State, and comply with relevant provisions of Chapter X hereof.

4.3

The dispatching automation facilities of the Power Plant [13] shall conform to the national and electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, shall pass the acceptance according to the infrastructure construction procedures of the State, and comply with relevant provisions of Chapter XI hereof.

4.4

The power dispatching communication facilities of the Power Plant shall conform to the national and electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, shall pass the acceptance according to the infrastructure construction procedures of the State, and comply with relevant provisions of Chapter XII hereof.

4.5

The energy metering devices of the Power Plant shall be configured according to the Technical Administration Code of Electric Power Metering Devices (DL / T448-2000), and pass the testing and acceptance jointly organized by both Parties [14].

4.6

According to the requirements of the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission) and relevant regulations, the secondary system of the Power Plant shall be protected by safety precautionary measures, and approved by the Power Dispatching Agency to be qualified for operation.

4.7

All operation and maintenance codes for the Power Plant have been formulated and relevant management regulations are complete, and those related to the grid safety shall be consistent with the safety management regulations of the power grid to which the Power Plant is connected.

4.8

The Power Plant’s on-duty operators which are authorized to take dispatching instructions shall receive strict training pursuant to the provisions of the Administration Regulations on the Dispatching of Power Grids and other relevant regulations, and procure relevant qualification certificates before being assigned to the posts.

4.9

The primary and secondary equipments of Party A to be operated in correspondence with the operation of Party B shall conform to the national and electric power industry standards and other relevant regulations, shall be installed and commissioned according to the design requirements approved by the organizations authorized by the State, and pass the acceptance according to the infrastructure construction procedures of the State, with relevant parameters reasonably compatible, the settings of such equipments being set as required and the systems readily available for the Power Plant to be connected.

4.10

Both Parties have worked out relevant accident counter measures against possible Emergencies after the grid connection of the Power Plant, and such measures shall be filed with the Power Dispatching Agency.

CHAPTER V APPLICATION AND ACCEPTANCE FOR GRID CONNECTION

5.1	Party B shall apply to Party A for the grid connection of its Power Plant, and shall be connected in a method as required upon the acceptance of Party A.

5.2	Application for Grid Connection

Party B shall submit the Connection Application to Party A 60 days prior to the Initial Connection Date of the Power Plant (units), which shall include basic information and the acceptance results of the facilities to be connected, the commissioning schedule and plan for the Power Plant (units), etc., and shall be attached with all documents set out in Clause 5.5 hereof.

5.3	Acceptance of Connection Application

Upon the receipt of the Connection Application from Party B, Party A shall carefully review the application according to the provisions of Chapter IV hereof and other relevant regulations concerning the grid connection, and shall reply in time to Party B without any unreasonable delay.

5.3.1

In the event that the materials provided in the Connection Application conform to relevant requirements, Party A shall confirm it within thirty (30) days after the receipt of such application from Party B, and send a written confirmation notice to Party B fifteen (15) days prior to the Initial Connection Date of the units.

5.3.2

In the event that the materials provided in the Connection Application do not conform to relevant requirements, Party A shall be entitled to refuse such confirmation, but shall notify Party B in written form of the reasons for such refusal within thirty (30) days after the receipt of such application.

5.4	The Parties hereto shall make arrangements for detailed issues relating to the grid connection of the Power Plant when the Connection Application is confirmed.

5.4.1	Party A shall, within thirty (30) days prior to the agreed Initial Connection Date, provide to Party B with the electric power system data, equipment parameters and system diagrams in respect of the Power Plant, including the relay protection settings (or limits) for the power grid related to the Power Plant and the settings (or limits) for the relay protection and automatic safety devices of Power Plant related to the power grid.

5.4.2

Party A shall provide to Party B with the list of contact persons (including the staff authorized to issue dispatching instructions, staff in charge of operation modes, relay protection staff, automation staff and communication staff) and the details of contact.

5.4.3

Party B shall, within fifteen (15) days after the receipt of the confirmation notice, submit the commissioning items and plans for grid connection to Party A according to its requirements, and negotiate with the Power Dispatching Agency to determine the specific timing and procedures for the initial connection.

5.4.4

Party A shall make a written confirmation on the commissioning items and plans for grid connection of the units submitted by Party B seven (7) days prior to the Initial Connection Date of the Power Plant.

5.5

When submitting the Connection Application, Party B shall provide to Party A with accurate materials in Chinese [15] (the parameters to be actually measured during the startup process of the grid connection may be submitted within twenty (20) days after the grid connection of the units), including:

(1)

The technical specifications, technical parameters and measured parameters (including the zero sequence impedance parameters for the main transformers) for the main equipments such as power generators (including speed governors and excitation system) and main transformers which are required for calculating the tidal current, stability and relay protection settings.

	(2)	The drawings (including the drawings for a complete set of protections for generators and transformers) and instruction manuals of the relay protection and automatic safety devices which are related to the grid operation; and the installation and commissioning reports for the relay protection and automatic safety devices within the range of power dispatching.

(3)

Documents such as the technical instructions, technical parameters and equipment acceptance reports for the dispatching automatic equipments of the Power Plant which are related to Party A, the tele-control information form for the Power Plant (including the no-load voltage ratio and tele-metering full scale values of current transformers and voltage transformers), the completion acceptance report of the energy metering system of the Power Plant, and relevant plans and technical documents in respect of the safety protection for the computer system of the Power Plant.

(4)

Documents such as drawings, equipment technical specifications and equipment acceptance reports for the communication projects which are interconnected with or related to the communication network of Party A.

(5)

The technical instructions and drawings for the unit excitation system and PSS devices (design and measured parameters), underexcitation limitation, loss of excitation, loss of step protection and dynamic monitoring systems.

(6)	The technical specifications, technical parameters and measured parameters of other main equipments related to the grid operation.

(7)	Field operation codes.

(8)	Primary electric wiring diagrams.

	(9)	The startup and shutdown curves and the load increasing and decreasing rate of the units, relevant parameters and materials concerning AGC, AVC and inherent frequency modulation of the units.

	(10)	Measures to ensure the electric power utility of the Power Plant.

	(11)	The units commissioning plans, and startup commissioning schemes for the step-up substation and the units.

	(12)	Name list of the on-duty operators of the Power Plant who are authorized to take dispatching instructions and the photocopies of their qualification certificates and contact details.

	(13)	Name list and contact details for the professional staff in the fields of operation mode, relay protection, automation and communication.

	(14)	Relevant hydrological materials of the hydropower station.

CHAPTER VI GRID CONNECTION AND DISPATCHING DURING THE COMMISSIONING PERIOD

6.1	In accordance with the commissioning items and plans confirmed by Party A, Party B may carry out the commissioning for the grid-connected operation of the Power Plant.

6.1.1

The commissioning units of the Power Plant shall be regarded as the operating equipments connected to the grid, which shall be incorporated into the unified operation and management of the electric power system, abiding by the operational codes and specifications of the electric power system and complying with the unified dispatching.

6.1.2

The Power Plant shall, according to the commissioning items and plans which have been confirmed, prepare a detailed commissioning scheme for the connection of units and report to the Power Dispatching Agency item by item [16] in accordance with the commissioning schedule.

6.1.3	The specific commissioning operations for grid connection shall be performed in strict accordance with the dispatching instructions.

6.1.4

In case of any operation of the equipments only managed by the Power Plant itself, which may bring about impact on the power grid, Party B shall inform the Power Dispatching Agency in advance to make preparations and accident forecasts, and implement in strict accordance with the commissioning scheme.

6.2	Party A shall assist Party B in the grid-connected commissioning.

6.2.1

The Power Plant during the grid-connected commissioning period shall be incorporated into the formal dispatching range, and shall be managed and dispatched in accordance with relevant codes and specifications of the electric power system.

6.2.2

According to the requirements of the Power Plant and the conditions of the power grid, Party A shall formulate special commissioning dispatching schemes (including emergency treatment measures), and reasonably arrange the dispatching items and dispatching plans for the Power Plant. The commissioning dispatching scheme and specific commissioning plan shall be notified to the Power Plant three (3) days prior to the start of commissioning.

6.2.3	Through consultations and agreement with the Power Plant, rolling adjustments may be made to the commissioning plan according to the commissioning progress of the units and the grid operating conditions.

6.2.4	The Power Dispatching Agency may send relevant staff as required for field dispatching, and provide necessary technical guidance or support.

6.3

Party A must prepare an emergency plan for any possible Emergencies during the commissioning period of Party B, defining the principles of settlements and the specific measures to handle Emergencies, so as to ensure the safety of the electric power system and equipments.

CHAPTER VII OPERATION UNDER DISPATCHING

7.1	During the operation period, the on-duty operators of the Power Plant shall strictly follow the dispatching instructions given by the on-duty dispatchers of the Power Dispatching Agency.

7.1.1

The Power Plant must implement the dispatching instructions released by the Power Dispatching Agency in a prompt and accurate manner, and shall not refuse or delay the implementation with any excuse. In case that implementing a dispatching instruction may endanger the personnel or equipments, the on-duty operators of the Power Plant shall immediately report to the on-duty dispatchers of the Power Dispatching Agency and clarify the reasons, and the on-duty dispatchers of the Power Dispatching Agency shall decide whether to continue such implementation or not [17].

7.1.2

As for those equipments within the range of direct dispatching by the Power Dispatching Agency, the Power Plant must strictly follow the relevant operation rules of dispatching and carry out operations according to the dispatching instructions, and shall honestly report the field conditions and answer the inquiries from the on-duty dispatchers of the Power Dispatching Agency.

7.1.3

As for those equipments within the licensing dispatching range of the Power Dispatching Agency, the on-duty operators of the Power Plant shall make a report to the on-duty dispatchers of the Power Dispatching Agency prior to the operations, and only upon an approval, such operations may be carried out according to the Dispatching Code for Electric Power System and the field operation regulations of the Power Plant.

7.2

The Power Dispatching Agency shall reasonably arrange the Daily Power Generation Dispatching Plan Curve of the Power Plant according to relevant requirements. During the operation period, the on-duty dispatchers may make appropriate adjustment to the Daily Power Generation Dispatching Plan Curve according to the actual operating conditions, and such adjustment shall be notified to the on-duty operators of the Power Plant fifteen (15) minutes in advance.

7.3

In case of any abnormal condition of the operating equipments of the Power Plant, Party B shall, according to the regulations of the Dispatching Code for Electric Power System, bring forth an overhaul application to the Power Dispatching Agency in advance. The Power Dispatching Agency shall, according to the regulations of the Dispatching Code for Electric Power System and the actual conditions of the power grid, approve such overhaul application at appropriate time upon going through specified procedures. In the event that the equipments need an urgent outage, the Power Dispatching Agency shall make a prompt reply judging from the actual conditions. Party B shall follow the final approval from the Power Dispatching Agency [18].

7.4

The Power Dispatching Agency shall, on the principle of the units on the same grid, of the same type and with the same technical conditions shall be modulated to a basically same magnitude, and considering both the power grid structure and the electric technical conditions of the Power Plant, arrange the Power Plant to be involved in the peak regulation, frequency modulation, voltage regulation and reserve of the electric power system in a safety, high quality and economic manner.

7.5

In case of any Special Operation Mode of Party A due to the equipment upgrading or transformation which may affect the normal operation of the Power Plant, the Power Dispatching Agency shall notify the Power Plant of relevant plans seven (7) days in advance and implement the plan which has been determined through consultation.

7.6

In case of any Special Operation Mode of Party B due to the equipment upgrading or transformation which may affect the normal operation of the power grid, Party B shall notify the Power Dispatching Agency of relevant amended plans seven (7) days in advance and implement the plan which has been made through consultation.

7.7

The Power Dispatching Agency shall consult with the grid-connected Power Plant to convene grid-plants joint meetings on a regular basis and invite Party B to participate, during which, the operating conditions of the power grid will be analyzed, the system tendency will be predicted, the implementations of relevant grid safety and technical measures will be demonstrated, and the disposal of major issues concerning the operation of the electric power system will be discussed. Party B shall participate in such joint meetings, and report the operating conditions of the Power Plant and the implementations of relevant safety and technical measures of the Power Plant.

7.8	Both Parties shall exchange the name lists of on-duty staff in written form and notify any alteration thereof promptly.

CHAPTER VIII POWER GENERATION SCHEDULE

8.1	Party B shall, pursuant to the signed Power Purchase and Sale Contract and the actual operating conditions of the Power Plant, submit the proposals for power generation schedules of the Power Plant for the year, the month, the holiday or Special Operation Mode pursuant to the following requirements:

	(1)	Party B shall submit the power generation schedule proposal for the subsequent year to Party A thirty (30) days before the Initial Connection Date and before November 15 of each following year.

	(2)	Party B shall submit the power generation schedule proposal for the subsequent month to Party A before the 20th day of each month.

(3)

Party B shall submit the power generation schedule proposal for the holiday or the Special Operation Mode period to Party A ten (10) days before the statutory national holidays (including the New Year’s Day, the Spring Festival, the Labors’ Day and the National Day, etc.) or the occurrence of Special Operation Mode.

8.2

According to the Power Purchase and Sale Contract, and considering the power generation schedule proposals submitted by Party B [19], Party A shall notify Party B of the annual month-specific power generation schedule for the subsequent year before December 25 of each year.

8.3

According to the annual month-specific power generation schedule formulated pursuant to Clause 8.2 hereof, and considering the progress of power generation output fulfilled by the Power Plant and the recent load conditions of the power grid, Party A shall notify Party B of the power generation schedules for the subsequent month, the holiday or the Special Operation Mode before the end of each month or five (5) days before the statutory national holiday or the occurrence of Special Operation Mode.

8.4

According to the monthly power generation schedule formulated pursuant to Clause 8.3 hereof, the actual conditions of the power grid and the data provided by the Power Plant (the Power Plant must report to the Power Dispatching Agency before 9:00 every day the maximum available capacity or the variation of available capacity of the power generation units, and the defects and malfunctions that affect the capability of its power generation equipments and the operating conditions of the AGC of the units), the Power Dispatching Agency shall prepare the Daily Power Generation Dispatching Plan Curve of the Power Plant for the next day, and release such curve to the Power Plant before 17:00 every day.

8.5

The Power Plant shall strictly implement the Daily Power Generation Dispatching Plan Curve (including the curve temporarily modified by the on-duty dispatchers) and the dispatching instructions released by the Power Dispatching Agency, timely adjust the active output of the units and arrange the generation and operation of the Power Plant accordingly.

CHAPTER IX EQUIPMENT OVERHAUL AND MAINTENANCE

9.1	The overhaul and maintenance for the grid-connected facilities of the Power Plant shall be carried out on schedule.

9.1.1

Party B shall, while submitting the power generation schedule proposals for the year, the month, the holidays and the Special Operation Mode to Party A as provided herein, submit the equipment overhaul and maintenance schedule proposals for the year, the month, the holidays and the Special Operation Mode to the Power Dispatching Agency.

9.1.2

Through consultations of the both Parties, the Power Dispatching Agency shall incorporate the equipment overhaul and maintenance schedules of the Power Plant into the overhaul and maintenance schedule of the electric power system for the year, the month, the holidays and the Special Operation Mode

	(1)	Before December 25 of each year, the approved equipment overhaul and maintenance schedule of the Power Plant for the subsequent year shall be notified to the Power Plant.

(2) Before the end of each month, the approved equipment overhaul and maintenance schedule of the Power Plant for the subsequent month shall be notified to the Power Plant.

(3)

Three (3) days prior to a statutory national holiday or three (3) days prior to the occurrence of Special Operation Mode, the equipment overhaul and maintenance schedule for such holiday or Special Operation Mode shall be notified to the Power Plant.

9.2

In the event that the Power Plant needs to eliminate the defects during load valley period (from 22:00 to 7:00 of the subsequent day), an application shall be made to the Power Dispatching Agency before 9:00 of the current day. The Power Dispatching Agency shall arrange such eliminations as far as possible according to the grid conditions, and modify the Daily Power Generation Dispatching Plan Curve in a timely manner.

9.3	Overhaul Application and Approval

Before the start of actual overhaul of equipments, the Power Plant shall submit an overhaul application to the Power Dispatching Agency, and only upon being approved, the overhaul may be started.

9.3.1	The overhaul application shall be submitted to the Power Dispatching Agency seven (7) days prior to the start of actual overhauls.

9.3.2	The overhaul application shall include the names of equipments to be overhauled, the overhaul descriptions, the isolation measures and the requirements for the system, etc.

9.3.3	The Power Dispatching Agency shall inform the Power Plant of the approval concerning the overhaul application one (1) or two (2) days before the start of actual overhaul, and indicate the safety measures that should be taken by the Power Plant and other relevant requirements, in the meanwhile, an emergency plan for accidents shall be prepared.

9.4	Party B shall strictly implement the approved overhaul schedule and complete the overhaul on schedule.

9.4.1

In the event that the Power Plant fails to carry out overhauls according to the approved schedule due to its own reasons, an application for modifying the overhaul schedule may be submitted to the Power Dispatching Agency one (1) day before the planned commencement date which has been approved. The Power Dispatching Agency shall make reasonable adjustments to the overhaul schedule according to the grid operating conditions. If such adjustment is practicable, the adjusted overhaul schedule shall be notified to the Power Plant one day in advance; if impracticable, the Power Plant shall try all possible means to implement the originally approved schedule, otherwise, the Power Dispatching Agency shall not arrange other overhauls for the current year in principle.

9.4.2

In case of any necessity of extending the overhaul period, the Power Plant shall apply to the Power Dispatching Agency for the extension of such period before half of the approved overhaul period has elapsed.

9.4.3

In the event that the Power Plant fails to carry out overhauls of the units as scheduled due to the needs of operating the electric power system, the Power Dispatching Agency shall consult with the Power Plant in advance, and make relevant adjustments to the overhaul schedule and notify the Power Plant. If the units must operate over the prescribed time limit, both Parties shall consult with each other to decide the emergency measures for possible Emergencies which might occur during the overtime-operating period as well as the procedures of switching to the overhaul status, and handle the matters according to relevant provisions.

9.5

In the event that the overhaul of primary equipments of the power grid affects the output of the Power Plant, such overhaul shall be arranged in coordination with the overhauls for the equipments of the Power Plant (or shutdown reserve) as far as possible.

9.6

The Power Dispatching Agency shall make reasonable arrangement for the overhaul of the secondary equipments, such as the relay protection and automatic safety devices, the power dispatching automation and the power dispatching communication system, etc. of the power grid and the Power Plant within the dispatching range. The overhaul of secondary equipments shall not affect the normal operation of primary equipments in principle; otherwise, it shall be arranged in coordination with the overhaul of primary equipments as far as possible.

9.7	After completing the overhaul of equipments, the Power Plant shall promptly report to the Power Dispatching Agency and restore the operation of equipments according to specified procedures.

CHAPTER X RELAY PROTECTION AND AUTOMATIC SAFETY DEVICES

10.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices, take charge of operation management of relay protection and automatic safety devices within the range of dispatching, and conform to the following requirements:

(1)

To take charge of calculation of settings and the operation of relay protection and automatic safety devices within the range of dispatching, and to make analysis and assessment of the operation of the devices.

	(2)	To be responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices within its dispatching range in order to make such devices satisfy the set technical requirements and conform to the setting requirements of the Power Dispatching Agency, and to keep complete commissioning reports and records.

(3)

Once the relay protection and automatic safety devices of the power grid have started running, Party A shall immediately analyze the reasons and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching Agency. In case the Power Plant is concerned, Party A shall cooperate with the Power Plant to make analysis and treatment of the accidents.

(4)

In case of any malfunction or defect of the relay protection and automatic safety devices of the power grid, Party A shall immediately take measures in accordance with the codes, analyze the causes and promptly take precautionary measures. In case the Power Plant is concerned, Party A shall inform the Power Plant of relevant information in written form.

	(5)	To provide instructions and assistance to the Power Plant in respect of the setting and operation of relevant relay protection and automatic safety devices, and to provide necessary technical support.

	(6)	To strictly implement the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

	(7)	Before the 25th of each month, to finish the analysis report on the operation of relay protection and automatic safety devices for the previous month, and to provide a copy to Party B.

10.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of relay protection and automatic safety devices, take charge of operation management of relay protection and automatic safety devices under its control, and conform to the following requirements:

(1)

To take charge of calculation of settings and the operation of the relay protection and automatic safety devices belonging to the Power Plant (the settings for relay protection and automatic safety devices which belong to the Power Plant but within the range of dispatching shall be released by the Power Dispatching Agency, and the settings for other relay protection and automatic safety devices shall be calculated and set by the Power Plant itself and filed with the Power Dispatching Agency), and to make analysis and assessment of the operation of the devices.

(2)

To be responsible for the commissioning and regular testing and maintenance of the relay protection and automatic safety devices under its control in order to make such devices satisfy the set technical requirements and conform to the setting requirements, and to keep complete commissioning reports and records.

(3)

The relay protection and automatic safety devices related to the grid operation must be matched up with the relay protection and automatic safety devices of the power grid and the type selection of relevant equipments shall be subject to the approval of the Power Dispatching Agency.

(4)

In case of any change of the operation status of the relay protection and automatic safety devices of Party A, the Power Plant shall timely modify the settings and operation status of the relay protection and automatic safety devices under its control according to the requirements of the Power Dispatching Agency.

(5)

Once the relay protection and automatic safety devices of the Power Plant have started running, Party B shall immediately report to the on-duty dispatcher of the Power Dispatching Agency and analyze the reasons and take measures in accordance with the codes, and submit relevant materials to the Power Dispatching Agency upon request. In case the power grid is concerned, Party B shall cooperate with the Power Dispatching Agency to make analysis and treatment of the accidents.

(6)

In case of any malfunction or defect of the relay protection and automatic safety devices of the Power Plant, Party B shall immediately report to the on-duty dispatcher of the Power Dispatching Agency, take measures in accordance with the codes, analyze the causes and promptly take precautionary measures. In case the power grid is concerned, Party B shall report to the Power Dispatching Agency with relevant written materials.

(7)	To strictly implement the counter measures against accidents for relay protection and automatic safety devices promulgated by the State and relevant authorities.

(8)	Before the 5th day of each month, to finish the analysis report on the operation of the relay protection (including line protection, transformer protection, generator protection and busbar protection) and automatic safety devices of the Power Plant for the previous month, and to provide a copy to the Power Dispatching Agency.

10.3	In order to improve the stability of the electric power system, both Parties shall upgrade and transform the equipments in a timely manner.

10.3.1

Both Parties’ upgrading and transformation for the relay protection and automatic safety devices shall be coordinated with each other, so as to ensure the compatibility and consistency between the equipments of both Parties [20].

10.3.2	The equipments after transformation shall not be put into operation through specific procedures until having been commissioned and passed the acceptance and confirmed as qualified [21].

10.4	The relay protection and automatic safety devices of Party B shall reach the following main operation standards (excluding the malfunction and missing operation caused by Party A’s Reason):

	(1)	The service factor for the main protection of relay protections [22] ≥99.0%.

	(2)	The accuracy rate for the running of protections with 220kv and above ≥98.5%.

	(3)	The availability for fault recording [23] ≥98.5%.

	(4)	The operation rate of automatic safety devices ≥100%.

	(5)	The accuracy rate for the running of automatic safety devices ≥100%.

10.5	Both Parties shall respectively designate staff to take charge of the maintenance for the operation of relay protection and automatic safety devices, and ensure the normal operation.

CHAPTER XI DISPATCHING AUTOMATION

11.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, take charge of operation and maintenance for the dispatching automation system at the dispatching end, and conform to the following requirements:

(1)

Supervising the reliable operation of the dispatching automation system, being responsible for monitoring the operating condition of the dispatching automation system and coordinating the major problems arising out of the operation.

	(2)	Taking measures to facilitate the connection of automation signals of the Power Plant according to the design requirements.

	(3)	Timely and accurately transmitting relevant signals of the system to the dispatching automation system of the Power Plant.

	(4)	Making timely analysis of the fault causes for the dispatching automation system and taking precautionary measures.

	(5)	Providing instruction and assistance to Party B in the operation maintenance of the dispatching automation system, and cooperating with Party B in respect of the investigation on accidents.

(6)

The computer monitoring and control system shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).

11.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching automation system, take charge of operation and maintenance for the dispatching automation system at the Power Plant end, and conform to the following requirements:

(1)

The telecontrol data from the Power Plant RTU, the computer monitoring and control system or the energy acquisition and transmission devices and the electric energy metering data shall be transmitted to the dispatching automation system and the electric energy metering system of the Power Dispatching Agency according to the transmission protocols in line with the national or industry standards. The electric energy metering system shall pass the testing by a qualified testing agency approved by both Parties, so as to ensure the accuracy of data transmission. The quantity and accuracy of the real time messages concerning the operating equipments of the Power Plant shall satisfy the relevant regulations of the State and the operation requirements of the Power Dispatching Agency.

	(2)	Making timely analysis of the fault causes for the dispatching automation system under its control and taking precautionary measures.

	(3)	Providing assistance to Party A in the operation maintenance of the dispatching automation system, and cooperating with Party A in respect of the investigations on accidents.

(4)

The computer monitoring and control system of the Power Plant shall conform to the Regulations on Safe Protection of Computer Monitoring and Control Systems and Dispatching Data Networks of Power Grids and Power Plants (No.30 Decree issued by the former State Economic and Trade Commission).

(5)

When the Power Plant (units) equipped with AGC participates in the power generation control of the power grid, the AGC instruction signals released by the Power Dispatching Agency shall be capable of being transmitted accurately to the AGC system of the Power Plant via the RTU or the computer monitoring and control system of the Power Plant. When the Power Plant (units) equipped with AVC participates in the voltage control of the power grid, the AVC instruction signals released by the Power Dispatching Agency shall be capable of being transmitted accurately to the AVC system of the Power Plant via the RTU or the computer monitoring and control system of the Power Plant.

11.3

Both Parties shall operate and maintain the automation equipments in accordance with the Dispatching Code for Electric Power System and relevant codes concerning the dispatching automation system, and shall not withdraw or shut down the equipments at random.

11.4	The RTU, the computer monitoring and control system, the electric energy acquisition and transmission devices of the Power Plant shall reach the following main operation standards:

	(1)	The availability of RTU or the tele-control station of the computer monitoring and control system (monthly) ≥ 98.0%.

	(2)	The accuracy error of telemeter ≤0.5.

	(3)	The availability of unit AGC [24] ≥98.0%.

	(4)	The availability of unit AVC ≥98.0%.

11.5	Both Parties shall respectively designate staff to take charge of the operation and maintenance of the dispatching automation systems under their respective control, and ensure the normal operation.

CHAPTER XII DISPATCHING COMMUNICATION

12.1

Party A shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching communication system, take charge of operation and maintenance for the dispatching communication system at the dispatching end, and conform to the following requirements:

(1)

Supervising the reliable operation of the dispatching communication system, taking charge of the monitoring and dispatching commanding of the operating conditions of the dispatching communication system and coordinating material problems arising out of the operation.

	(2)	Taking charge of the operation and maintenance of the dispatching communication system and the communication lines, and ensuring the reliable operation.

	(3)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

(4)

Providing instructions and assistance to Party B in respect of the operation and maintenance of the dispatching communication system, and cooperating with Party B in respect of the investigation on accidents.

12.2

Party B shall strictly abide by the codes and specifications concerning the design, operation and management of the dispatching communication system, take charge of the operation maintenance for the dispatching communication system at the Power Plant end, and conform to the following requirements:

	(1)	Taking charge of the operation maintenance for the dispatching communication system at the Power Plant end and ensuring the reliable operation.

	(2)	Making timely analysis of the fault causes for the dispatching communication system and taking precautionary measures.

	(3)	Providing assistance to Party A in respect of the operation and maintenance of the dispatching communication system, and cooperating with Party A in respect of the investigations on accidents.

12.3

The types and configurations for the communication equipments of Party B which will be connected to the power communication network of Party A shall be compatible and consistent with those of Party A, and shall be approved by Party A.

12.4

In case of using any carrier-frequency and radio-frequency related to Party A’s electric power communication network, Party B shall submit an application to Party A, and shall not use the relevant frequency without the written confirmation of Party A.

12.5	Both Parties shall prepare a standby communication system so as to ensure the communication uninterrupted by any Emergencies occurred to the power grid or the Power Plant.

12.6	The dispatching communication system of Party B shall reach the following main operation standards:

Service factor of communication circuit:

Service factor of optical communication circuit ≥99.98%.

Service factor of communication equipment:

Service factor of optical communication equipment ≥99.99%.

12.7	Both Parties shall respectively designate staff to take charge of the operation maintenance of the dispatching communication system under their respective control, and ensure the normal operation.

CHAPTER XIII ACCIDENT DISPOSAL AND INVESTIGATION

13.1

The Power Dispatching Agency and the Power Plant shall, in accordance with their respective controlled range and relevant regulations of the Dispatching Code for Electric Power System and the Power Plant field operation codes, handle the accidents in a correct and prompt manner and timely inform each other of treatment situation.

13.2

The accidents of equipments within the dispatching range of the Power Dispatching Agency shall be handled strictly following the instructions of the on-duty dispatchers of the Power Dispatching Agency (excluding those that can be handled without dispatching instructions as clearly specified in the field codes).

13.3

The Power Dispatching Agency shall, according to the Guide on Safety and Stability for Power System (DL 755-2001), the Dispatching Code for Electric Power System and other relevant regulations, and considering the grid structure, the operation characteristics and the specific conditions of the Power Plant, formulate principles for accident disposal and specific counter measures against accidents, and raise specific requirements on the necessary measures to be taken by the Power Plant.

13.3.1

In case of any Emergencies that threaten the security of the power grid, the on-duty dispatchers of the Power Dispatching Agency may take necessary measures to ensure and restore the safe operation of the power grid, including adjusting the power generation output of the Power Plant, issuing instructions to start or shut down units, or disconnecting the Power Plant, etc.

13.3.2

In case that the Power Plant or any of the units has to be disconnected, the Power Dispatching Agency shall, after the termination or remedy of the Emergencies, restore the connection and operation of the Power Plant or the unit.

13.3.3	The Power Dispatching Agency shall explain to Party B the reasons for disconnecting the Power Plant or the unit after the accident.

13.4

The Party or Parties suffering from accident(s) shall carry out accident investigation according to the Codes of Investigation on Electric Power Production Accidents. The conclusions of the investigation shall include causes of accident, responsible party for the accident and the responsibilities, and the counter measures against accidents to prevent similar accidents. The responsible party for the accident shall take the responsibilities according to the investigation conclusion, and implement the counter measures against accidents in a timely fashion.

13.4.1

During the grid accident investigation carried out by Party A, Party B shall be invited to participate when it is involved. Party B shall provide support to the work of Party A and cooperate in the field investigation by providing accident analysis materials such as the fault recording diagrams, the operating conditions at the time of accident and relevant data, etc.

13.4.2	During the Power Plant accident investigation carried out by Party B, Party A shall be invited to participate when it is involved. Party A shall provide support to the work of Party B and cooperate in the field investigation by providing accident analysis materials such as fault recording diagram, the operating conditions at the time of accident and relevant data, etc.

13.4.3

As for the accidents involving both the Power Plant and the power grid, if the Parties cannot reach agreement within a short period of time on the cause of accident, a special investigation panel shall be set up according to relevant regulations of the State to carry out accident investigation.

13.4.4

The investigation report on the accident involving one Party or both Parties shall be published, which shall cover causes of the accident, treatment progress of the accident, responsible party for the accident and the liabilities, the rectification plan and accident preventive measures, etc.

13.4.5

The responsible party for the accident shall timely correct the errors and implement the rectification plan and accident preventive measures. In case the other Party is involved in such rectification plan and preventive measures, the consent of the other Party shall be obtained.

CHAPTER XIV FORCE MAJEURE

14.1

If the occurrence of any Force Majeure event completely or partially impedes one Party from fulfilling any obligation under this Agreement, such Party may be exempted from or postpone to perform its contractual obligations, provided that:

	(1)	the scope and duration of the exempted or postponed performance shall not extend beyond the reasonable needs of eliminating the impact of Force Majeure.

	(2)	the Party affected by Force Majeure shall continue to perform its other obligations hereunder which have not been affected by the Force Majeure.

	(3)	In case the events of Force Majeure come to an end, the Party claiming Force Majeure shall resume the performance of this Agreement as soon as possible.

14.2

In the event that any Party is unable to perform this Agreement due to Force Majeure, such Party shall promptly inform the other Party, and shall send a written notice to the other Party within three (3) days thereafter. Such written notice shall indicate the date of the occurrence of Force Majeure, the anticipated duration, the nature of the events, the impact on its performance of this Agreement and the measures it has taken to mitigate the impact of such Force Majeure events.

Upon the other Party’s request, the Party affected by the Force Majeure shall furnish the other Party with an evidential document issued by the competent local notary public where the Force Majeure event occurs within thirty (30) days commencing from the date when the Force Majeure event occurs (in the event of communication interruption, from the restoration date of the communication).

14.3

The Parties affected by the Force Majeure shall take reasonable measures to mitigate the losses incurred by either or both Parties caused by Force Majeure. The Parties shall immediately consult with each other to formulate and implement a remedy plan and reasonable alternative measures to minimize or eliminate the impact of Force Majeure.

In the event that the Party affected by the Force Majeure fails to use all endeavors to take reasonable measures to mitigate the impact of Force Majeure, that Party shall be responsible for the enlarged losses arising therefrom.

14.4

In the event that the Force Majeure has prevented a Party from performing its obligations under this Agreement for a continuous period of over sixty (60) days, the Parties hereto shall consult with each other to determine the conditions for continuing the performance of this Agreement or to terminate this Agreement. If the Parties hereto fail to reach agreement concerning the conditions for continuing the performance of this Agreement or the termination of this Agreement within ninety (90) days commencing from the date when the Force Majeure event occurs, any Party shall be entitled to terminate this Agreement with a notice to the other Party, unless otherwise provided herein.

CHAPTER XV LIABILITIES FOR BREACH OF CONTRACT

15.1

Either Party’s violation of the provisions of this Agreement shall be deemed as a breach of contract, and the other Party shall be entitled to require the breaching Party to assume the liabilities for breach of contract.

15.2	Party A, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party B in the manner provided in Clause 15.3 hereof:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party B.

	(2)	Violation of the provisions of Clause 4.9, which has resulted in the incapability of the Power Plant to generate power on schedule or normally or caused direct economic losses to Party B.

	(3)	Violation of the provisions of Clauses 5.3 and 5.4, which has resulted in the incapability of the Power Plant to generate power on schedule or caused direct economic losses to Party B.

	(4)	Violation of the provisions of Clause 6.2, which has resulted in the incapability of the Power Plant to generate power on schedule or caused direct economic losses to Party B.

	(5)	Violation of the Dispatching Code for Electric Power System, which has caused direct economic losses to Party B.

(6)

Requiring the Power Plant (units) by the Power Dispatching Agency to conduct peak regulation, frequency modulation or voltage regulation beyond its operation capacity or the provisions of this Agreement, which has caused direct economic losses to Party B.

	(7)	Setting or commanding error of the primary and secondary equipments of the power grid due to Party A’s Reason, which has caused direct economic losses to Party B.

	(8)	Occurrence of the events provided in Clause 9.4.3 hereof due to the responsibilities attributable to Party A, causing direct economic losses to Party B.

	(9)	Due to the inappropriate treatment by Party A, the implementation of provisions of Clause 13.3.1 has caused direct economic losses to Party B.

(10)

Malfunctions of the relay protection and automatic safety devices, dispatching automation system and dispatching communication system caused by Party A’s Reason, which has caused direct economic losses to Party B.

	(11)	Other improper performance of Party A which has caused direct economic losses to Party B.

15.3	For each time of breach of contract, Party A shall assume the liabilities for breach of contract in the following manners:

	(1)	Party A shall pay to Party B the liquidated damages in the lump sum of RMB50,000 [27].

(2)

In case of any direct economic loss of Party B which cannot be fully compensated by the lump-sum liquidated damages provided in Item (1) above, the direct expenses of Party B for repairing equipments and restoring normal operations shall be compensated.

	(3)	In case of any loss of the electricity output of Party B, the Parties shall resort to the provisions of the Power Purchase and Sale Contract entered into by the Parties.

15.4	Party B, in case of any of the following breach of contract, shall assume the liabilities for breach of contract to Party A in the manner provided in Clause 15.5:

	(1)	Failure to perform the obligations provided in Chapter III, which has caused direct economic losses to Party A.

(2)	Failure to complete the preparations for grid connection according to the provisions of Chapter IV hereof, which has caused direct economic losses to Party A.

(3)	Violation of the provisions of Clauses 5.2 and 5.4, which has caused direct economic losses to Party A.

(4)	Violation of the provisions of Clauses 6.1 and 7.1.1.

(5)	Abnormity or malfunction of the primary and secondary equipments of the Power Plant related to the grid operation due to Party B’s Reason, which has caused direct economic losses to Party A.

(6)	Failure to participate in the peak regulation, frequency modulation and voltage regulation or reserve of the electric power system pursuant to provisions of Clause 7.4.

(7)	Alteration of the maintenance duration due to Party B’s Reason, which has caused direct economic losses to Party A.

(8)	Failure to report to the Power Dispatching Agency the real conditions of the equipments of the Power Plant (such as generators, turbines, boilers and electric equipments) and relevant facilities.

(9)

Failure of the relay protection and automatic safety devices of the Power Plant to meet the standards specified in Clause 10.4, or malfunctions or incorrect running of relay protection and automatic safety devices of the Power Plant caused by Party B’s Reason, which has resulted in accidents or expansion of accidents, and has caused direct economic losses to Party A.

(10)

Failure of the power dispatching automation system of the Power Plant to meet the standards specified in Clause 11.4, or malfunctions of the power dispatching automation system of the Power Plant caused by Party B’s Reason, which has resulted in accidents or expansion of accidents, and has caused direct economic losses to Party A.

(11)

Failure of the dispatching communication system of the Power Plant to meet the standards specified in Clause 12.6, or malfunctions of the dispatching communication system of the Power Plant caused by Party B’s Reason, which has resulted in accidents or expansion of accidents, and has caused direct economic losses to Party A.

15.5	For each time of breach of contract, Party B shall assume the liabilities for breach of contract in the following manners:

	(1)	Paying to Party A the liquidated damages in the lump sum of RMB50,000.

(2)

In case of any direct economic loss of Party A which cannot be fully compensated by the lump-sum liquidated damages provided in Item (1) above, the direct expenses of Party A for repairing equipments and restoring normal operations shall be compensated.

	(3)	In case of any loss of the electricity output of Party A, the Parties shall resort to the provisions of the Power Purchase and Sale Contract entered into by the Parties.

15.6

In case of any of the following serious breach of contract of Party B, Party A may take enforcement measures to the extent of disconnecting the Power Plant (units), and Party B shall not be entitled to claim for compensations from Party A for any loss caused by such disconnection.

	(1)	The Power Plant arbitrarily starts up for grid connection or shut down for disconnection without being approved by the Power Dispatching Agency.

	(2)	In case of Emergencies, the Power Plant violates the provisions of Clauses 6.1 and 7.1.1.

(3)

In case of Emergencies, the Power Plant fails to report to the Power Dispatching Agency the real conditions of the equipments of the Power Plant (such as generators, turbines, boilers and electric equipments) and relevant facilities.

15.7

Unless otherwise provided in this Agreement, in case of any breach of contract, the non-defaulting Party shall immediately notify the defaulting Party to stop breaching the contract, and shall furnish a written notice as quickly as possible to the breaching Party, demanding it to correct the breach of contract and assume the liabilities therefrom pursuant to the provisions of this Agreement.

15.8	The breaching Party shall immediately take measures to correct as well as confirm its breach of contract, and assume the liabilities therefrom pursuant to the provisions of this Agreement.

	(1)	The lump-sum liquidated damages shall be paid within fifteen (15) days after the breach of contract has been confirmed.

	(2)	The portion of direct economic losses exceeding the lump-sum liquidated damages shall be paid within thirty (30) days after the confirmation of the losses.

	(3)	In case of breach of contract concerning the electricity output, the Parties shall resort to the provisions of the Power Purchase and Sale Contract entered into by the Parties.

15.9

In the event that either Party explicitly expresses or indicates by its own actions that it will not perform its obligations hereunder prior to the expiration of the performance time limit specified herein, the other Party may require it to assume the liabilities for breach of contract.

CHAPTER XVI EFFECTIVENESS AND VALID TERM

16.1	This Agreement shall come in effect upon being signed by the legal representatives or authorized agents of both Parties and affixed with their official seals.

16.2	The valid term of this Agreement shall be one (1) year.

16.3	Within one (1) month before the expiration of this Agreement, both Parties shall negotiate with each other about the renewal of this Agreement. Without any objection,

this Agreement shall be renewed and the valid term shall still be one (1) year, otherwise the Parties shall execute a new grid connection and dispatching agreement, and this Agreement shall be terminated.

CHAPTER XVII ALTERATION, ASSIGNMENT AND TERMINATION OF THIS AGREEMENT

17.1	Any modification, amendment or supplement to this Agreement must be conducted in written form, and the conditions for effectiveness shall be the same as those specified in Clause 16.1.

17.2	Both Parties explicitly express that neither Party shall be entitled to assign all or part of its rights or obligations hereunder to any third party without the written consent of the other Party.

17.3	Within the valid term of this Agreement, both Parties agree to adjust or amend this Agreement if any of the following events occurs:

(1) Alteration of relevant laws and regulations, rules and policies of the State;

(2) Any clause of this Agreement conflicting with any relevant compulsory rules, measures and regulations issued by the State electric power regulatory authority or local governmental authority.

17.4	Termination of Agreement

In the event that any of the following events occurred to either Party, the other Party shall be entitled to terminate this Agreement after serving a notice of termination:

(1) Either Party goes bankrupt or is subject to liquidation, or the business license of either Party or the Power Plant is revoked.

(2) One Party is merged with the other Party and all or majority parts of its assets have been transferred to another entity, and the surviving enterprise cannot reasonably perform its obligations under this Agreement.

CHAPTER XVIII DISPUTE RESOLUTION

18.1

Any dispute arising out of performance of this Agreement or any dispute in relation to this Agreement shall be firstly resolved by the Parties through consultations, or submitted to the power regulatory agency for mediation. If the disputes cannot be resolved through consultation or mediation, the Parties shall select Item (1) from the following two methods to resolve the disputes [28]:

(1)

Both Parties agree to submit the dispute to Lishui Arbitration Committee for arbitration in accordance with its prevailing arbitration rules. The arbitration award shall be final and binding on the Parties to this Agreement.

	(2)	Either party may submit the dispute to the People’s Court for settlement through litigation procedures.

CHAPTER XIX APPLICABLE LAW

19.1	The formation, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

CHAPTER XX MISCELLANEOUS

20.1	Confidentiality

Both Parties warrant to maintain confidential all information and documents which are procured from the other Party and could not be procured from public channels.

Without the prior approval from the original provider of such information and documents, the other Party shall not disclose to any third party all or part of the information and documents, unless otherwise provided by the regulations of the State.

20.2	Appendices to this Agreement [29]

Appendix I: Diagram for the Grid Connection Points

Appendix II: Technical Parameters of the Power Plant

Appendix III: Division of Dispatching Range for the Power Plant’s Equipments

The Appendices to this Agreement (including the Special Provisions) shall constitute an integral part of this Agreement, and shall have the same legal effect as this Agreement. In case of any discrepancy between this Agreement and its appendices, according to the nature of discrepancy, the content most related to and dealing more deeply with the point of dispute shall prevail. In case that the discrepancy and contradiction still exist after applying the aforesaid principle, the Parties shall, on the principle of good faith, consult with each other to make determinations according to the purpose of this Agreement.

20.3	Entire Agreement

This Agreement (including the Special Provisions) and the appendices hereto constitute the entire agreement between the Parties pertaining the subject matter of this Agreement, and shall replace all discussions, negotiations, contracts and agreements conducted by both Parties in respect of this Agreement.

20.4	Notification and Service

Any notification and document pertaining to this Agreement shall be conducted in written form. A notification shall be deemed as having been served upon the confirmation with signature by the recipient when delivered by way of registered mail, express mail or in person, or upon confirmation as being received when sent via fax. All notifications and documents shall come into effect upon service and receipt. All notifications shall be delivered to the following addresses as provided in this Agreement or to a modified address when either Party has notified the other Party with a written notice.

Party A: Lishui Electric Power Dispatch & Communication Center

Attention:	Lin Li Hong

Telephone Number:	0578-2101979

Facsimile Number:	0578-2101978

Zip Code:	323000

E-mail:	lin_li hong@ls.zpepc.com.cn

Mail address:	No. 699, Zhongdong Road, Lishui City

Party B: Suichang County Jiulongshan Hydroelectric Development Co., Ltd.

Attention:	Zhang Hong

Telephone Number:	13506503353

Facsimile Number:

Zip Code:	323000

E-mail:

Mail address:	No.157-1, Liqing Road, Lishui City

20.5	Waiver

Either Party’s failure to waive any of its rights under this Agreement through written statement shall not be deemed as a waiver thereof. Either Party’s failure to exercise any of its rights under this Agreement shall not operate as having waived or will waive any of its rights under this Agreement in the future.

20.6	Continuing Effect

The provisions with respect to arbitration and confidentiality of this Agreement shall remain effective after the termination of this Agreement.

20.7	Text

This Agreement comprises____ pages, and shall be signed in six (6) counterparts. Each Party shall hold two (2) counterparts, and two (2) counterparts shall be filed with State Electricity Regulatory Commission, East China Electricity Regulatory Bureau, Hangzhou Office.

Party A (Stamp):	Party B (Stamp):

Lishui Electric Power Industry	Suichang County Jiulongshan Hydroelectric Development Co., Ltd.
Bureau

Legal representative: Du Xiao Ping	Legal representative: John D. Kuhns

or	or

Authorized Agent:	Authorized Agent:

Signing Date: 2009	Signing Date: April 21, 2009

Signing Place: Lishui City, Zhejiang Province	Signing Place: Lishui City, Zhejiang Province

SPECIAL PROVISIONS

Dispatching for the Reservoir of the Power Plant [31]

1.1	Characteristics and Basic Parameters of Reservoir

1.1.1

The regulating characteristic of the Power Plant’s reservoir is: runoff reservoir/ daily regulating reservoir/ weekly regulating reservoir/ seasonal regulating reservoir/ annual regulating reservoir/ multi-year regulating reservoir.

1.1.2	Basic Parameters

	(1)	Control drainage area: 269 square kilometers (km2).

	(2)	Normal storage level and corresponding reservoir capacity: 340 m, 850,000 cubic meters (m3).

	(3)	Dead water level and corresponding reservoir capacity: 338 m, 400,000 cubic meters (m3).

	(4)	Designed flood level and corresponding reservoir capacity: 340.96 m, ____ cubic meters (m3).

	(5)	Check flood level and corresponding reservoir capacity: 343.25 m, 158 cubic meters (m3).

	(6)	Top level of flood control: ___m.

	(7)	Beginning water level in flood season: ___m.

1.1.3	Reservoir Capacity

	(1)	Total reservoir capacity: 1,580,000 cubic meters (m3).

	(2)	Flood control capacity: ____ cubic meters (m3).

	(3)	Usable storage: ____ cubic meters (m3).

	(4)	Other parameters: ____________.

1.1.4	Flow

	(1)	Designed Flood: ______ cubic meters/s (m3/s).

	(2)	Check Flood: ______ cubic meters/s (m3/s).

	(3)	Designed Maximum Discharged Flow: ______ cubic meters/s (m3/s).

	(4)	Designed Maximum Discharged Flow: ______ cubic meters/s (m3/s).

	(5)	Maximum. Power Generation Flow: 34.86 cubic meters/s (m3/s).

1.1.5	Reservoir water level variation range of Suichang Jiulongshan cascade II hydro complex during the power generation period is: 338.0 m to 340.0 m.

1.2	Reservoir Dispatching Range

The specific dispatching range shall be determined by both Parties hereto according to the actual conditions of the Power Plant operation and the reservoir.

1.3	Principles of Reservoir Dispatching

	(1)	According to relevant laws and regulations and the reservoir dispatching codes, carrying out proper dispatching of the reservoir and ensuring the safety operation of the reservoir.

(2)

Carrying out dispatching in strict accordance with the project designed flood control principle, ensuring the safety of the complex project and meeting the upstream and downstream flood control standards.

	(3)	Making full use of water energy resources and developing the comprehensive utilization effect of the reservoir.

1.4	Basic Requirements for Reservoir Dispatching

	(1)	Party B shall provide the design documents, operation statistic data and operation summary of the Power Plant according to the requirements of Party A.

(2)

The Power Plant shall provide the annual scheme for passing the flood season to the Power Dispatching Agency before April 20 of each year, pay close attention to the meteorological changes in the drainage area during the flood season, timely provide information on the water conditions and relevant conditions concerning flood control, and make proper short-term flood prediction. In case of material flood or disastrous climate, Party B shall notify Party A in a timely manner.

(3)	Party B shall transmit real time operation information of the reservoir and the unit according to the requirements of Party A.

(4)

The water level of the reservoir shall be controlled according to the designed dispatching diagram or the reservoir water level fluctuation plan determined by both Parties through consultations, to ensure that the Power Plant shall not operate when the water level falls below the designed dead water level. Generally, the reservoir water level at the end of flood season of each year should reach the normal storage level.

(5)

On the premise of ensuring the dam safety of the Power Plant and the equipment safety of the Power Plant, the comprehensive effectiveness of the Power Plant and its frequency modulation, peak regulation and the standby for accident functions on the power grid should be brought into full play.

(6)

Both Parties shall cooperate with each other and take joint endeavors to make full use of water resources and generate more power with less water wasted. In case of contradictions between the reservoir safety and utilization, the former shall be given the priority.

APPENDIX I: DIAGRAM FOR GRID CONNECTION POINTS

1.	The equipments and units installed at the metering points, the property right owners, the operation maintenance Party and the dispatching Party are indicated (omitted)

2.	Zones and equipments owned by Party A in the diagram (omitted)

3.	Zones and equipments owned by Party B in the diagram (omitted)

APPENDIX II: TECHNICAL PARAMETERS FOR THE POWER PLANT

1.	Nameplate Parameters for the Generator Units of the Power Plant

Unit No.	Generator Type	Rated Capacity (MVA)	Active Power (MW)	Rated Power Factor	Rated Speed (r/min)

1	SF6300-16/2950	7.875	6.3	0.8	375
2	SF6300-16/2950	7.875	6.3	0.8	375

2.	Connection lines between the Power Plant and the power grid of Party A

(1) Name of the line: Zhouyi 1243 Zhougongyuang Cascade II T connection line.

(2) Voltage level: 110 kv.

3.	Other technical parameters for the Power Plant will be provided by Party B accurately according to the design parameters for the equipments and the connection commissioning results [32].

3.1.	Normal Operation Output Range

The Cascade I Hydropower Station has two (2) units, the Cascade II Hydropower Station has two (2) units, and the Cascade III Hydropower Station has two (2) units. The maximum output for the normal operation of the units shall be 120% of the rated capacity, and the minimum output for the normal operation shall be 35% of the rated capacity.

Or the operation output range of the units shall be: from 35% to 120% of the rated capacity; _____% to _____% of the rated capacity; and _____% to _____% of the rated capacity.

3.2.	Under the special condition of ________ of the power grid, the minimum output of the ________ units of the Power Plant is _____% of the rated capacity;

3.3.	Power regulation rate of units during normal operation

Unit _________ is ____ MW/min.

Unit _________ is _____MW/min.

3.4.	The shortest duration for the units from receiving a dispatching instruction to reaching the output for connection or from zero output to the rated output is:

Fossil-fired units:

Cold startup (boiler in cold standby)_____h.

Cold startup (boiler in hot standby)_____h.

Warm startup (the unit is disconnected from the grid within _____h)_____h.

Hot startup (the unit is disconnected from the grid within _____h)_____h.

Hydropower and pumped storage units: ____ h.

Other types of units: _____h.

3.5.	The shortest shutdown duration from full load output to zero load after receiving a dispatching instruction: 0.5h.

3.6.	The shortest shutdown duration from disconnection of units to reconnection with the grid: 0.5h.

3.7.	The shortest shutdown time for the Power Plant’s units to operate at the lowest or above operation level after it has reached the lowest or above operation level: _____h.

3.8.	The under-excitation degree for the two (2) units is cos<0.95.

3.9.	Other technical parameters necessary to be specified as deemed by both Parties [33]: __________.

4.	The Operation modes restricted or not recommended by the equipment manufacturers:

	(1)	Unit ___ should not operate in phase modulation under _____ condition.

	(2)	Unit ___ should not operate in frequency regulation under _____ condition.

Other inappropriate operation modes: ________________________.

5.

When the Power Plant has been put into commercial operation, if Party B finds any change in the operation parameters of the units which fail to meet the technical indicators as set out in Item 3 above and need modifications, explanations shall be made to the Power Dispatching Agency and a testing report confirmed by a qualified agency shall be submitted.

APPENDIX III: DIVISION OF DISPATCHING RANGE OF POWER PLANT EQUIPMENTS

1.	The range of direct dispatching by the Power Dispatching Agency after the connection of the Power Plant

	(1)	#1 - #2 generator units

	(2)	Output and line maintenance for the primary equipments of #1 - #2 units

	(3)	Relay protection and automatic safety devices related to the operation of the grid of Party A

	(4)	Dispatching automation and communication facilities related to the dispatching operations of Party A

	(5)	Other facilities deemed by Power Dispatching Agency as related to the safety of the grid.

2.	The licensing dispatching range of the Power Dispatching Agency after the connection of the Power Plant

(1)	#1 main transformer and the main transformer tap changer positions’ main transformer 110kv neutral point grounding knife-switch.

(2)	110KV busbar and above equipments

(3)	Operation and outage rate of units.

[1]	In formal text of this Agreement, all numerals, percentages and periods shall be definitive so as to avoid any dispute arising therefrom.

[2]	In the “Model Form”, the symbol “/” means both Parties concerned should make selection of the content on the wavy lines in accordance with the actual situation (except for calculation formulas).

[3]	The statement on procuring the Power Transmission Permit is applicable to the areas where the regulations of Power Transmission Permit have been implemented. The same as below.

[4]	The statement on procuring Power Generation Permit is applicable to the areas where the regulations of Power Generation Permit have been implemented. The same as below.

[5]	In case the verified capacity of the units does not conform to the nameplate capacity, the verified capacity approved by the relevant authority of the State shall prevail. The same as below.

[6]	For a hydropower station, it should include water conditions and navigation, etc. restricting on the unit output.

[7]	It means the grid operated and managed by Party A.

[8]	It shall be determined as 70%~80% of the average of Actual Planned Outage Hours for the previous three years of the units of the same type on the same grid.

[9]	It shall be determined as 70%~80% of the average of Actual Equivalent Unplanned Outage Hours for the previous three years of the units of the same type on the same grid.

[10]	It is also called as the Grid Dispatching Code.

[11]	Some typical events of Force Majeure are listed here, and both Parties may select according to the actual local conditions.

[12]	These refer to the counter measures against accidents to prevent equipment flashover, electric misoperation and malfunction or missing operation of relay protection and automatic safety devices. The same as below.

[13]	The Units equipped with AGC shall include AGC and the units equipped with AVC shall include AVC.

[14]

The energy metering devices already in operation shall be technically certified on their technical performance and management conditions by an energy metering testing agency recognized by the national metering administration authority and confirmed by both Parties; for items not meeting the specification, renovation shall be made within specified time agreed by both Parties through consultations.

[15]	Any special requirements on the timing of providing documents may be separately agreed by the Parties.

[16]	Subject to the approval by the Power Dispatching Agency, complete filing is acceptable.

[17]	If otherwise provided by the Dispatching Code for Electric Power System, such provisions shall be complied with.

[18]

In the event that the Power Dispatching Agency cannot arrange such overhaul within a short time considering the needs of grid operation, both Parties shall negotiate with each other to determine the measures to prevent accidents and procedures to handle accidents according to the provisions of the Dispatching Code for Electric Power System.

[19]	If Party B is a hydropower plant, the Power Dispatching Agency shall take into account the incoming water to the reservoir.

[20]	Any discrepancy between the Parties during the coordination shall be handled on the principle of partial interests following the overall interests.

[21]	In case the other Party is involved, the confirmation of both Parties must be procured.

[22]	Operation ratio of main protection = duration for main protection devices in operation / statistic period duration for main protection devices. The same as below.

[23]	The availability for fault recording = times of available fault recording /times to be assessed. The same as below.

[24]

The standards for transmission and operation of AGC or AVC signals between the Power Plant and the Power Dispatching Agency shall be determined by both Parties through consultation or according to the general rule of the local area/ province

(autonomous region or municipality).

[25]	Service factor of communication circuit = {1 – ∑[number of interrupted circuits ×duration of circuit malfunction (min)]/ [actual number of circuits × calendar time of the whole month (min)]}×100%.

[26]	Equipment service factor = {1 – ∑[number of interrupted circuits ×duration of equipment malfunction at local end (min)]/ [number of circuits configured × calendar time of the whole month (min)]}×100%.

[27]	Upon agreement by both Parties, a variety of forms may be selected such as electricity output compensation. The same as below.

[28]	Only one option may be selected.

[29]	When executing the formal agreement, the appendices shall be complete, accurate and clear and without omission.

[30]	It refers to the corresponding branch of the national electric power regulatory authority in the area where the Power Plant (units) is located.

[31]

In case of a hydropower plant, provisions on reservoir dispatching shall be added in the Agreement, and necessary special provisions can be added as required for other types of power plants such as those of pumped storage, nuclear power, cogeneration of heat and power and multi-resources power plants.

[32]

For a power plant with different types of units, the technical parameters of different units shall be indicated respectively as per the contents listed in this article in the actual application of the agreement.

[33]

Other technical parameters shall include the voltage level in normal operation mode, voltage level under Emergencies, frequency, rated power factor of the generator, range of operation power factor and maximum number of startups of the unit, etc. For any of the above parameters requiring adjustment according to the change of operation mode, the successive modifications may be included as appendices to the Agreement in the course of performance.